Exhibit 1.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF NAVIOS MARITIME ACQUISITION CORPORATION Reg. No. 28888

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was filed in
accordance with Section 5 of the
Business Corporations Act on

NON RESIDENT
November 12, 2018

/s/ Vasiliki Lymperopoulou
Vasiliki Lymperopoulou
Deputy Registrar

APOSTILLE (Hague Convention of 5 October 1961/ Convention de la Haye 5 du Octobre 1961) 1. Country: The Republic of the Marshall Islands This Public Document 2. has been signed by V. Lymperopoulou 3. acting of the capacity of: Deputy Registrar Republic of the Marshall Islands 4. bears the seal/stamp of: Registrar of Corporations, Republic of the Marshall Islands Certified 5. at: Piraeus, Greece 6. On November 12, 2018 7. by: Special Agent of the Republic of the Marshall Islands the Marshall Islands 8. Number: P-26027-11/18 9. Seal /stamp: 10: Signature:

ARTICLES OF AMENDMENT OF THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

NAVIOS MARITIME ACQUISITION CORPORATION

UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT

The undersigned, Secretary of NAVIOS MARITIME ACQUISITION CORPORATION, a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation hereby certify:

1.	The name of the Corporation is: Navios Maritime Acquisition Corporation.

2.

The Articles of Incorporation were filed with the Registrar of Corporations as of the 14th day of March 2008 and Amended and Restated Articles of Incorporation of the Corporation were filed with the Registrar of Corporations as of the 2nd day of June 2010.

3.	The Amended and Restated Articles of Incorporation of the Corporation were amended on February 9, 2011.

4.	Article Four of the Amended and Restated Articles of Incorporation is hereby amended by adding the following immediately following the last paragraph of such article:

“Effective as of 5:01 a.m., Marshall Islands time on November 15, 2018 (12:01 a.m., New York City time on November 14, 2018), every fifteen (15) shares of common stock of the Corporation then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined, converted, and changed into one (1) share of common stock of the Corporation (the “Reverse Stock Split”); provided, however, that the number and par value of shares of Common Stock and the number and par value of shares of Preferred Stock authorized pursuant to this Article Four shall not be altered. No fractional shares shall be issued upon the Reverse Stock Split.

Stockholders of record who otherwise would be entitled to receive fractional shares of Common Stock as a consequence of the Reverse Stock Split will be entitled, upon surrender to the exchange agent of certificates representing such shares of our Common Stock or, in the case of non-certificated shares of Common Stock, such proof of ownership as required by the exchange agent, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing price per share of our common stock on the New York Stock Exchange for the five (5) consecutive trading days immediately preceding the Effective Date, as adjusted for the Reverse Stock Split as appropriate or, if such price is not available, a price to be determined by the Board of Directors.”

5.	The amendment to the Articles of Incorporation was authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Amended and Restated Articles of Incorporation on this eleventh day of November, 2018 under penalty of perjury pursuant to section 5 of the Business Corporations Act.

/s/ Vasiliki Papaefthymiou
Vasiliki Papaefthymiou
Secretary